Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505
Casey’s Reports Fiscal 2018 Earnings And Provides Value Creation Plan Update
Ankeny, IA, June 12, 2018 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $8.34 (inclusive of the one-time impact of $4.53 per share related to the adoption of the Tax Cuts and Jobs Act) for the year ended April 30, 2018 compared to $4.48 for the same period last year. For the fourth quarter of fiscal 2018, diluted earnings per share were $0.51 versus $0.76 for the same period a year ago. "A suppressed fuel margin and challenging weather had an adverse impact on fourth quarter results, however we believe we are taking market share in most categories. The 53 new stores we opened in the fourth quarter, combined with increased promotional activity and normalized weather throughout our region has us off to an encouraging start to fiscal 2019," said Terry Handley, President and CEO.
Value Creation Plan Update - The Company has completed or made progress on the following value creation plan activities:

•	Hired a Chief Marketing Officer

•	Completed the initial $300 million share repurchase authorization

•	Increased quarterly dividend 12%, which represents the 18th straight year of increase

•	Finalized a contract with a partner for our fleet card program

•	Enhancing fuel margin through product optimization

•	Identified platforms for fuel and inside price optimization

•	Completed startup and design phase of digital transformation

•	Streamlined current mobile app and online ordering capabilities

•	Generating store level profit improvements from strategic reductions of 24-hour and pizza delivery locations

Fuel - For the year, same-store gallons sold were up 2.3% with an average margin of 18.5 cents per gallon. For the quarter, same-store gallons increased 2.0% with an average margin of 16.3 cents per gallon. "Same-store gallons sold remained strong in the fourth quarter, outpacing miles driven trends in our region signaling an increase in our market share," stated Handley. "However, a rising wholesale cost environment in the fourth quarter resulted in the lowest quarterly fuel margin since fiscal 2014." For fiscal 2018, total gallons sold were up 6.6% to 2.2 billion. Gross profit dollars for the year were up 7.5% to $406.8 million, primarily due to an increase in gallons sold.
Grocery and Other Merchandise - For the year, same-store sales were up 1.9% with an average margin of 31.8%. For the fourth quarter, same-store sales were down 0.4% with an average margin of 31.2%. "The combination of weather and a management decision to reduce 24 hour locations unfavorably impacted the quarterly same-store sales in the fourth quarter," said Handley. "Even with these factors in play, industry data shows that we continue to gain market share in this category." For the year, total sales were up 4.6% to $2.2 billion and gross profit dollars increased 5.5% to $693.6 million.
Prepared Food and Fountain - For the year, same-store sales were up 1.7% with an average margin of 61.0%. For the fourth quarter, same-store sales were down 1.3% with an average margin of 59.7%. "We strategically reduced the number of pizza delivery nights across our chain in the fourth quarter," stated Handley. "The combination of weather, and the 24-hour and pizza delivery adjustments negatively impacted same-store sales. However, the decrease in overall hours at these stores positively impacted store level profits through the reduction in operating expense." For fiscal 2018, total sales increased 5.5% to $1.0 billion, and gross profit dollars rose 3.3% to $613.7 million.
Operating Expenses - For the fiscal year, operating expenses increased 9.4% to $1.3 billion. For the fourth quarter, operating expenses were up 7.9% from the same time period a year ago. Fourth quarter operating expenses were impacted by the following items:

•	Health insurance expense increased $4.5 million, primarily due to an increase in the number and severity of claims.

•	Credit card fees and fuel expense combined increased $4.4 million, primarily due to a 12.1% increase in retail fuel prices.

•	The Company incurred $1.6 million in consulting fees related to the execution of the value creation plan.

•	Snow removal costs increased $1.2 million, due to inclement weather.

Remaining operating expenses were up 4.7%, primarily due to an increase in the number of stores in operation from the same time period a year ago.

Expansion - For the fiscal year, the Company built and opened 85 new stores, acquired 26 stores, completed 30 replacements, and remodeled 74 stores. As of April 30, 2018, there were 31 new stores, four replacement stores, and three major remodel stores under construction. "We are excited to have opened our first store in the state of Michigan in April," stated Handley. "We're also encouraged by the number of conversations we're having on potential acquisitions. Currently, we have 11 acquisition stores under agreement to purchase, and are actively pursuing additional acquisition opportunities in a disciplined manner."
Share Repurchase Program - From its inception on March 9, 2017, through the end of the fourth quarter of fiscal 2018, the Company repurchased 2,441,600 shares of its common stock under its open market share repurchase program for approximately $264.8 million, or an average price of $108.46 per share. As of April 30, 2018, the Company had a total remaining authorized amount for share repurchases of $35.2 million on its initial $300 million authorization, which was completed in May 2018. In addition, in March 2018, the Board of Directors authorized a new $300 million share repurchase program through fiscal year 2020.
Fiscal 2019 Guidance - The corporate performance guidance for fiscal 2019 is as follows:

	Same-store Sales	Average Margin
Fuel (Gallons and CPG)	1.5 - 3.0%	18.5 - 20.5
Grocery and Other Merchandise	1.5 - 3.0%	31.5 - 32.5%
Prepared Food and Fountain	1.5 - 3.5%	60.0 - 62.0%

Other Guidance
Operating Expenses (including expenses from value creation plan)	8.5% - 10.5%
Depreciation and Amortization	14.0 - 16.0%
New Store Construction	60 stores
Acquisitions	20+ stores
Dividend - For the last 18 years, the Company has increased its annual dividend to shareholders. At its June meeting, the Board of Directors increased the quarterly dividend from $.26 to $.29 per share. The dividend is payable August 15th to shareholders of record on August 1st, 2018.

Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2018	2017	2018	2017
Total revenue	$2,089,037	1,846,460	$8,391,124	7,506,587
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,683,922	1,448,241	6,621,731	5,825,426
Operating expenses	315,809	292,590	1,283,046	1,172,328
Depreciation and amortization	57,402	51,947	220,970	197,629
Interest, net	13,119	10,362	50,940	41,536
Income before income taxes	18,785	43,320	214,437	269,668
Federal and state income taxes	(477)	13,242	(103,466)	92,183
Net income	$19,262	30,078	$317,903	177,485
Net income per common share
Basic	$0.52	0.77	$8.41	4.54
Diluted	$0.51	0.76	$8.34	4.48
Basic weighted average shares	37,298,281	38,985,738	37,778,304	39,124,665
Plus effect of stock compensation	353,010	450,073	353,795	454,333
Diluted weighted average shares	37,651,291	39,435,811	38,132,099	39,578,998

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 30, 2018	April 30, 2017
Assets
Current assets
Cash and cash equivalents	$53,679	$76,717
Receivables	45,045	43,244
Inventories	241,668	201,644
Prepaid expenses	5,766	9,179
Income tax receivable	43,776	19,901
Total current assets	389,934	350,685
Other assets, net of amortization	29,909	23,453
Goodwill	140,258	132,806
Property and equipment, net of accumulated depreciation	2,902,920	2,513,158
Total assets	$3,463,021	$3,020,102
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$39,600	$900
Current maturities of long-term debt	15,374	15,421
Accounts payable	321,419	293,903
Accrued expenses	151,205	136,322
Total current liabilities	527,598	446,546
Long-term debt, net of current maturities	1,291,725	907,356
Deferred income taxes	335,040	440,124
Deferred compensation	15,928	15,784
Other long-term liabilities	21,589	19,672
Total liabilities	2,191,880	1,829,482
Total shareholders’ equity	1,271,141	1,190,620
Total liabilities and shareholders’ equity	$3,463,021	$3,020,102
Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary by Category (Amounts in thousands)
Three months ended 4/30/2018	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,321,417	$511,834	$241,163	$14,623	$2,089,037
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$86,640	$159,929	$143,949	$14,597	$405,115
Margin	6.6%	31.2%	59.7%	99.8%	19.4%
Fuel gallons	532,196
Three months ended 4/30/2017
Revenue	$1,099,743	$500,068	$233,150	$13,499	$1,846,460
Gross profit	$85,592	$155,374	$143,774	$13,479	$398,219
Margin	7.8%	31.1%	61.7%	99.9%	21.6%
Fuel gallons	496,492

Summary by Category (Amounts in thousands)
Twelve months ended 4/30/2018	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$5,145,988	$2,184,147	$1,005,621	$55,368	$8,391,124
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$406,811	$693,576	$613,736	$55,270	$1,769,393
Margin	7.9%	31.8%	61.0%	99.8%	21.1%
Fuel gallons	2,198,600
Twelve months ended 4/30/2017
Revenue	$4,414,128	$2,087,349	$953,430	$51,680	$7,506,587
Gross profit	$378,347	$657,190	$594,024	$51,600	$1,681,161
Margin	8.6%	31.5%	62.3%	99.8%	22.4%
Fuel gallons	2,061,794

Fuel Gallons						Fuel Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2018	1.7%	1.9%	3.8%	2.0%	2.3%	F2018	19.3	¢	19.7	¢	18.6	¢	16.3	¢	18.5	¢
F2017	3.1	3.7	2.6	(0.5)	2.1	F2017	19.5		18.6		17.9		17.2		18.4
F2016	3.4	3.3	1.6	4.6	3.0	F2016	17.5		24.7		18.1		17.8		19.6

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2018	3.1%	2.5%	2.5%	(0.4)%	1.9%	F2018	31.9%	32.0%	31.9%	31.2%	31.8%
F2017	4.7	3.1	3.0	1.5	2.9	F2017	31.6	32.0	31.1	31.1	31.5
F2016	7.0	7.5	7.1	7.4	7.1	F2016	32.6	31.5	31.2	32.1	31.9

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2018	3.7%	2.1%	1.7%	(1.3)%	1.7%	F2018	62.5%	61.3%	60.5%	59.7%	61.0%
F2017	5.1	5.1	5.8	3.2	4.8	F2017	62.8	62.9	61.7	61.7	62.3
F2016	10.3	9.4	6.0	8.2	8.4	F2016	62.5	63.4	62.0	61.9	62.5

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on June 12, 2018. The call will be broadcast live over the Internet at 9:30 a.m. CST.  To access the call, go to the Press Releases and Webcasts section of our website at https://www.caseys.com/investor-relations/press-releases-and-webcasts.  No access code is required.  A webcast replay of the call will remain available in an archived format on the Press Releases and Webcasts section of our website at https://www.caseys.com/investor-relations/press-releases-and-webcasts until June 12, 2022.